Exhibit 99.2

SUNSHINE FINANCIAL, INC.
ANNOUNCES DATE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Tallahassee, FL – February 8, 2016 – Sunshine Financial, Inc. (OTCBB: SSNF), the holding company for Sunshine Savings Bank, announced today that its annual meeting of stockholders will be held on Wednesday, May 18, 2016.  Shareholders of record as of the close of business on March 25, 2016, will be entitled to vote at the meeting.

About Sunshine Financial, Inc.

Sunshine Financial, Inc. is the holding company of Sunshine Savings Bank, a community savings bank with six branch locations in Tallahassee, Florida.  Additional information about Sunshine Financial, Inc. can be found on our web site at www.sunshinesavingsbank.com under the "Investor Relations" heading.

For additional information, contact:

Scott A. Swain (850) 219-7350
Senior Vice President and Chief Financial Officer